Exhibit 99.2
Date: September 12, 2019
Alta Mesa Resources and Alta Mesa Holdings File Voluntary Bankruptcy petition; Announce Leadership Changes

HOUSTON, September 12, 2019 (GLOBE NEWSWIRE) - Alta Mesa Resources, Inc. (NASDAQ: AMR “Alta Mesa Resources”), Alta Mesa Holdings, LP (“Alta Mesa”), Alta Mesa Holdings GP, LLC, OEM GP, LLC, Alta Mesa Finance Services Corp., Alta Mesa Services, LP and Oklahoma Energy Acquisitions, LLC, or collectively “the Companies”, today announced that they have filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The Companies’ midstream platform, Kingfisher Midstream, LLC and its subsidiaries are not debtors and are not part of the Chapter 11 reorganization process.

Jim Hackett, Executive Chairman of Alta Mesa Resources, commented “We believe that the Chapter 11 process provides the best pathway for Alta Mesa Resources and Alta Mesa Holdings to restructure their respective balance sheets and to regain the financial flexibility necessary to develop their large position in the STACK in a manner that will maximize value for all their stakeholders.”

Despite considerable progress in reducing costs and improving well results, the Companies continue to operate against a historically challenging commodity price environment and a capital market that is highly constrained for energy companies. Ultimately, these factors made bankruptcy protection the best option for the Companies as they continue production operations while negotiating with their lenders.

Alta Mesa Resources also announced that its Board of Directors has approved several leadership changes, in addition to prior personnel decisions that the Companies have made. These changes, which are effective immediately, will help provide a more optimal management structure for the future and reduce general and administrative costs. Jim Hackett, who recently held the title of Interim Chief Executive Officer, has resumed his former role as Executive Chairman and will remain involved with the Board and management team in the restructuring process.  Mark Castiglione, who was previously Interim Executive Vice President Strategy and Corporate Development, has been promoted to Chief Executive Officer. Randy Limbacher, formerly Interim President, has accepted the role of Executive Vice President of Strategy, and will provide strategic counsel to the management team and Board. John Campbell, formerly Interim Chief Operating Officer, has become President and Chief Operating Officer. Kim Warnica will continue as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, while John Regan will remain Executive Vice President and Chief Financial Officer.

Jim Hackett commented on the leadership changes, “When I assumed the Interim Chief Executive Officer role, I said that we would endeavor to find the right individual to lead the organization as it continues to progress forward with the development of our asset base. Mark Castiglione has demonstrated the skills required to lead this organization into the future, and he has the full support of the Board. Mark has both a financial and technical background and has served in engineering and business development roles in several large- and medium-sized public and private independent oil and gas companies. I am also very excited to have Randy Limbacher maintain his relationship with Alta Mesa Resources.”

Safe Harbor Statement and Disclaimer:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including but not limited to, the Companies’ ability to restructure their respective balance sheets are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “plan”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to: the ability to confirm and consummate a plan of reorganization; risks attendant to the bankruptcy process, including the effects thereof on the Companies’ business and on the interests of various constituents, the length of time that the Companies might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization; potential adverse effects on the Companies’ liquidity or results of operations; increased costs to execute the reorganization; effects on the market price of AMR’s common stock and on the Companies’ ability to access the capital markets; and the risk factors and known trends and uncertainties as described in the AMR and Alta Mesa Annual Reports on

Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of AMR’s and AMH’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the forward-looking statements. AMR assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Alta Mesa Resources’ Form 10-K is available for review on the Company’s investor page at http://altamesaresources.irpass.com/ or on the Securities and Exchange Commission website at www.sec.gov.

About Alta Mesa Resources:
Alta Mesa Resources, Inc. is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing and produced water disposal to producers in the STACK play.

FOR MORE INFORMATION CONTACT: Bruce Connery, Al Petrie Advisors, bconnery@altamesa.net, 281-943-1375